Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of this 19th day of October, 2010, by and between Optical Cable Corporation, a Virginia corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, (successor to Wachovia Bank, successor in interest to First Union National Bank) (“Rights Agent”) and amends that certain Rights Agreement (the “Rights Agreement”) dated as of November 2, 2001, by and between the Company and the Rights Agent.

RECITALS

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may amend the Rights Agreement as the Company deems necessary or desirable; and

WHEREAS, the Company deems it necessary and desirable to amend the Rights Agreement as set forth below.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

1. Section 1(d) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(d) A Person shall be deemed the “Beneficial Owner” of and shall be deemed to “beneficially own” any securities:

(i)	which such Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly;

(ii)

which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options, or otherwise; provided that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

(iii)	which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1(d)(ii)(B)) or disposing of any securities of the Corporation; or

(iv) that are in respect of any Synthetic Long Positions held by such Person or such Person’s Affiliates or Associates.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to own beneficially hereunder.”

2. Section 1 of the Rights Agreement is hereby amended by redesignating subsection (ee) thereof as subsection (ff) and adding a new subsection (ee) which shall read in its entirety as follows:

“(ee) “Synthetic Long Position” shall mean any option, warrant, convertible security, stock appreciation right or other contractual right or derivative, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to Common Shares or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of Common Shares

(without regard to whether (a) such right or derivative conveys any voting rights in such Common Shares to such Person, (b) such right or derivative is subject to settlement in whole or in part in Common Shares or (c) such Person may have entered into other transactions that hedge the economic effect of such right or derivative) and that increases in value as the value of Common Shares increases or that provides to the holder of such right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of Common Shares, but shall not include:

(i)	rights of a pledgee under a bona fide pledge of Common Shares;

(ii)	rights of all holders of Common Shares to receive Common Shares pro rata, or obligations to dispose of Common Shares, as a result of a merger, exchange offer or consolidation involving the Corporation;

(iii)	rights or obligations to surrender Common Shares, or have Common Shares withheld, upon the receipt or exercise of a derivative security or the receipt or vesting of equity securities, in order to satisfy the exercise price or the tax withholding consequences of receipt, exercise or vesting;

(iv)	interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority;

(v)	interests or rights to participate in employee benefit plans of the Corporation held by employees or former employees of the Corporation; or

(vi)	options granted to an underwriter in a registered public offering for the purpose of satisfying over-allotments in such offering.

The Common Shares in respect of which a Person has a Synthetic Long Position shall be the notional or other number of Common Shares specified in a filing by such Person or any of such Person’s Affiliates or Associates with the Securities and Exchange Commission in respect of which Common Shares are the “subject security” or in the documentation evidencing the Synthetic Long Position as being subject to be acquired upon the exercise or settlement of the applicable right or derivative or as the basis upon which the value or settlement amount of such right or derivative, or the opportunity of the holder of such right or derivative to profit or share in any profit, is to be calculated in whole or in part or, if no such number of Common Shares is specified in any filing or documentation, as determined by the Board of Directors of the Corporation in good faith to be the number of Common Shares to which the Synthetic Long Position relates.”

3. Except as amended by this Amendment No. 1, the Rights Agreement shall remain in full force and effect.

4. This Amendment No. 1 shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia without regard to its conflict of laws rules. This Amendment No. 1 may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment No. 1 transmitted electronically shall have the same authority, effect, and enforceability as an original signature. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed as of the day and year first written above.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Barbara J. Robbins
Name:	Barbara J. Robbins
Title:	Vice President

OPTICAL CABLE CORPORATION

By:	/s/ Neil D. Wilkin, Jr.
Name:	Neil D. Wilkin, Jr.
Title:	President & CEO

4